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
--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)

GE Capital Equity Investments, Inc.(1) PrimeSource Healthcare, Inc. (f/k/a Luxtec Corporation)(LXU)+
                                       + The company's shares were de-listed from the                  Director        X   10% Owner
                                         American Stock Exchange in November 2000.               ----                 ----
---------------------------------------------------------------------------------------------          Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for         ----          title  ---- (specify
                                                Number of Reporting        Month/Year                          below)       below
                                                Person (Voluntary)                             -----------------  ------------------
             120 Long Ridge Road                                               06/01
--------------------------------------------    (See Note 2, below)     --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year) N/A   _X_Form filed by More than One
   Stanford    Connecticut          06927                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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None.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


PAGE 1 OF 4
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

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Series E Convertible
Preferred Stock                          (3)       06/29/01     P            200,000                 06/29/01  06/03/05
------------------------------------------------------------------------------------------------------------------------
Warrant                                $1.00       06/29/01     P               1(4)                 06/29/01  06/28/11
------------------------------------------------------------------------------------------------------------------------

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

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Common
 Stock               2,000,000          (5)       200,000        (6)(1)         (6)(1)
------------------------------------------------------------------------------------------
Common                 Up to
 Stock               1,000,000          (5)          1(4)        (6)(1)         (6)(1)
------------------------------------------------------------------------------------------

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Explanation of Responses:

(1)     This Form 4 is filed by GE Capital Equity Investments, Inc. ("GECEI"), for and on
        behalf of itself, General Electric Capital Corporation ("GE Capital"), General
        Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE").
        GECEI is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS;
        and GECS is a wholly-owned subsidiary of GE.  GECEI, GE Capital, GECS and GE are referred to herein collectively as the "Reporting Persons."  The business address of each of the Reporting Persons is attached hereto as Attachment 1.

(2)     The taxpayer identification number of GECEI is 06-1268495.  The taxpayer identification number of GE Capital is 13-1500700.  The taxpayer identification number of GECS is 06-195035.  The taxpayer identification number of GE is 14-0689340.

(3)     The Series E Convertible Preferred Stock of the Issuer is convertible at any time, subject to certain limitations, into shares of the Issuer's Common Stock on a ten-for-one basis.

(4)     The Warrant is exercisable, in whole or in part, for the purchase of up to 1,000,000 shares of the Issuer's Common Stock.

(5)     The Series E Convertible Preferred Stock and the Warrant were purchased as "Units"
        under a Unit Purchase Agreement, dated as of June 28, 2001 (the "Unit Purchase
        Agreement"), by and among the Issuer, GECEI and the other purchasers listed on
        Schedule I thereto.  The purchasers received Warrants exercisable for the purchase of up to five shares of the Issuer's Common Stock for each share of Series E
        Convertible Preferred Stock purchased by such purchaser under the Unit Purchase
        Agreement.  The price per Unit purchased was $10.00.

(6)     The above-referenced securities are beneficially owned by GECEI directly, and indirectly by GE Capital.  Each of GECS and GE disclaims beneficial ownership of all of the above-referenced securities.


                                                                                      SEE ATTACHED SIGNATURE PAGE      July 10, 2001
                                                                                  -----------------------------------  -------------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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PAGE 2 OF 4

                              SIGNATURE PAGE TO FORM 4

Name and Address of Reporting Person:

    GE Capital Equity Investments, Inc. (1)
    120 Long Ridge Road
    Stanford, CT  06927

Issuer Name and Ticker or Trading Symbol:

    Prime Source Healthcare, Inc. (f/k/a Luxtec Corporation)(LXU)+

    + The company's shares were de-listed from the American Stock Exchange in November 2000.

Statement on Form 4 for 06/01

                                       GE CAPITAL EQUITY INVESTMENTS, INC.

                                       By: /s/ Jonathan K. Sprole
                                          -------------------------------------
                                       Name: Jonathan K. Sprole
                                       Title: Managing Director, General Counsel
                                       and Secretary


                                       GENERAL ELECTRIC CAPITAL CORPORATION

                                       By: /s/ Jonathan K. Sprole
                                          -------------------------------------
                                       Name: Jonathan K. Sprole
                                       Title: Department Operations Manager


                                       GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                       By: /s/ Jonathan K. Sprole++
                                          -------------------------------------
                                       Name: Jonathan K. Sprole
                                       Title: Attorney-in-fact


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ Jonathan K. Sprole++
                                          -------------------------------------
                                       Name: Jonathan K. Sprole
                                       Title: Attorney-in-fact

++ Powers of attorney, each dated February 22, 2000, by General Electric Capital Services, Inc. and General Electric Company, respectively, are hereby incorporated by reference to Schedule 13D for PrimeSource Healthcare, Inc. (f/k/a Luxtec Corporation), filed March 12, 2001 by GE Capital Equity Investments, Inc.

                                   ATTACHMENT 1

Name and Address of Reporting Person:

    GE Capital Equity Investments, Inc. (1)
    120 Long Ridge Road
    Stanford, CT  06927

Issuer Name and Ticker or Trading Symbol:

    Prime Source Healthcare, Inc. (f/k/a Luxtec Corporation)(LXU)+

    + The company's shares were de-listed from the American Stock Exchange in November 2000.

Statement on Form 4 for 06/01


      GE Capital Equity Investments, Inc.
      120 Long Ridge Road
      Stamford, Connecticut  06927


      General Electric Capital Corporation
      260 Long Ridge Road
      Stamford, Connecticut  06927


      General Electric Capital Services, Inc.
      260 Long Ridge Road
      Stamford, Connecticut  06927


      General Electric Company
      3135 Easton Turnpike
      Fairfield, Connecticut  06431

PAGE 4 OF 4